Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition by Ameristar East Chicago Holdings, LLC, a wholly owned subsidiary of Ameristar Casinos, Inc., of RIH Acquisitions IN, LLC, and are derived from our historical financial statements and the historical financial statements of RIH Acquisitions IN, LLC. The historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X. For purposes of the unaudited pro forma condensed combined statements of income, we assumed the acquisition occurred on January 1, 2006.
The unaudited pro forma condensed combined financial statements should not be considered representative of our future consolidated results of operations or financial position.

99.3-1

AMERISTAR CASINOS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the nine months ended September 30, 2007
		RIH			AMERISTAR
	AMERISTAR	ACQUISITIONS	PRO FORMA		CASINOS, INC.
	CASINOS, INC.	IN, LLC	ADJUSTMENTS		PRO FORMA

REVENUES:
Casino	$776,389	$234,097	—		$1,010,486
Food and beverage	98,493	17,609	—		116,102
Rooms	22,049	6,032	—		28,081
Other	22,018	4,657	—		26,675

	918,949	262,395	—		1,181,344
Less: Promotional allowances	141,202	49,320	—		190,522

Net revenues	777,747	213,075	—		990,822

OPERATING EXPENSES:
Casino	332,353	128,370	—		460,723
Food and beverage	51,294	4,006	—		55,300
Rooms	5,836	384	—		6,220
Other	14,532	303	—		14,835
Selling, general and administrative	164,306	58,167	(1,113	)(a)	221,360
Depreciation and amortization	70,051	3,573	4,198	(b)	77,822
Impairment loss on assets held for sale	166	684	—		850

Total operating expenses	638,538	195,487	3,085		837,110

Income from operations	139,209	17,588	(3,085)		153,712

OTHER INCOME (EXPENSE):
Interest income	1,717	95			1,812
Interest expense, net	(34,914)	(23,843)	(12,058	)(c)	(70,815)
Net (loss) gain on disposition of assets	(1,305)				(1,305)
Other	11	—	—		11

INCOME BEFORE INCOME TAX PROVISION	104,718	(6,160)	(15,143)		83,415
Income tax provision	43,523	—	(8,854	)(d)	34,669

NET INCOME	$61,195	$(6,160)	$(6,289)		$48,746

EARNINGS PER SHARE:
Basic	$1.07				$0.85

Diluted	$1.05				$0.84

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,043				57,043

Diluted	58,303				58,303

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

99.3-2

AMERISTAR CASINOS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the year ended December 31, 2006
		RIH			AMERISTAR
	AMERISTAR	ACQUISITIONS	PRO FORMA		CASINOS, INC.
	CASINOS, INC.	IN, LLC	ADJUSTMENTS		PRO FORMA

REVENUES:
Casino	$1,008,311	$325,259	—		$1,333,570
Food and beverage	131,795	25,388	—		157,183
Rooms	27,972	8,048	—		36,020
Other	29,082	5,968	—		35,050

	1,197,160	364,663	—		1,561,823
Less: Promotional allowances	196,862	68,395	—		265,257

Net revenues	1,000,298	296,268	—		1,296,566

OPERATING EXPENSES:
Casino	439,101	182,033	—		621,134
Food and beverage	68,744	5,194	—		73,938
Rooms	6,780	540	—		7,320
Other	18,749	443	—		19,192
Selling, general and administrative	200,588	53,277	(1,113	)(a)	252,752
Corporate Expense	—	4,726	—		4,726
Depreciation and amortization	93,889	13,322	(3,361	)(b)	103,850
Impairment loss on assets held for sale	931	79			1,010

Total operating expenses	828,782	259,614	(4,474)		1,083,922

Income from operations	171,516	36,654	4,474		212,644

OTHER INCOME (EXPENSE):
Interest income	2,746	136	—		2,882
Interest expense, net	(50,291)	(6,527)	(45,751	)(c)	(102,569)
Net (loss) gain on disposition of assets	683	—	—		683
Loss on early retirement of debt	(26,264)	—	—		(26,264)

INCOME BEFORE INCOME TAX PROVISION	98,390	30,263	(41,277)		87,376
Income tax provision	38,825	—	(4,346	)(d)	34,479

NET INCOME	$59,565	$30,263	$(36,931)		$52,897

EARNINGS PER SHARE:
Basic	$1.06				$0.94

Diluted	$1.04				$0.92

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,155				56,155

Diluted	57,327				57,327

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

99.3-3

AMERISTAR CASINOS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of Ameristar Casinos, Inc. and RIH Acquisitions IN, LLC on a combined basis based on historical financial information of each company and after giving effect to the acquisition of RIH Acquisitions IN, LLC by a wholly owned subsidiary of Ameristar Casinos, Inc. The acquisition will be recorded using the purchase method of accounting, with Ameristar Casinos, Inc. as the acquirer.
For purposes of the unaudited pro forma condensed combined statements of income, we assumed the acquisition occurred on January 1, 2006.
2. Pro Forma Adjustments
The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:
(a) To reflect the one time acquisition and rebranding costs that have been incurred by Ameristar Casinos, Inc. and RIH Acquisitions IN, LLC.
(b) To reflect adjustments to depreciation and amortization related to the recognition of depreciable property and equipment at fair value and the recognition of definite-lived intangible assets in the preliminary purchase price allocation.
(c) To reflect pro forma interest expense resulting from the acquisition. The pro forma interest expense reflects the interest on incremental borrowing associated with the RIH Acquisitions IN, LLC property. An increase of 100 basis points in the average LIBOR rate would increase the Company’s annual interest cost by approximately $16 million.
(d) To reflect the tax effect of the pro forma adjustments on the condensed combined statements of income.

99.3-4